NEWS RELEASE

FOR IMMEDIATE RELEASE                   July 27, 1999

Arlington, Va. -- Gannett Co., Inc. announced today an agreement to sell the assets of Multimedia Cablevision, Inc., a wholly-owned subsidiary of Gannett's Multimedia, Inc., to Cox Communications, Inc. of Atlanta, Ga. for approximately $2.7 billion in cash.

Closing is expected to occur as soon as regulatory approvals are obtained.

Gannett is a nationwide news and information company that publishes 74 daily newspapers, including USA TODAY, and USA WEEKEND, a newspaper magazine. Gannett also operates 21 television stations and cable television systems in three states.